Exhibit 99.1

ISOLAGEN SECURES US COMMERCIAL MANUFACTURING SITE ON FAVORABLE TERMS

Commonwealth of PA Provides Tax Credits, Grants and Low-Interest Loans

EXTON, PA – April 11, 2005 - Isolagen, Inc. announced today that it has leased an 86,500 square foot facility in Exton, PA to serve as its site for product development, manufacturing and commercialization of the Isolagen Process and Corporate Headquarters. The Company anticipates an efficient and timely renovation of the building to establish its cGMP facility. The building was previously used as a research and development facility for a pharmaceutical/biotechnology company. Isolagen has done substantial architectural and engineering work for the renovation of this building in anticipation of the lease execution.

“Obtaining this facility represents a major step toward commercialization of the Isolagen Process in North America,” said Robert J. Bitterman, President and CEO of Isolagen. ”We are delighted to have secured such a suitable facility in the talent rich Mid-Atlantic pharmaceutical-biotech corridor.  In addition, the financial terms of this agreement are extremely beneficial to Isolagen.”

The Company negotiated significant concessions with the prior tenant and owner of the facility which will result in lease payments at a discount of approximately 30-40% of market for the first three years of the 13-year lease and favorable rates thereafter. The lease also provides for several “opt out” clauses and an option to purchase the facility on favorable terms.

In addition, the Commonwealth of Pennsylvania has agreed to provide tax credits, cash grants, training grants, and low-interest equipment loans totaling more than $1.1 million over five years, subject to meeting certain employment criteria.

An initial renovation of approximately one-third of the building will provide manufacturing, laboratory, and office space to support the launch phase of North American commercialization efforts. The Company will retrofit the remaining space to accommodate expansion needs following the anticipated approval of the Isolagen Process by the U.S. Food and Drug Administration.

Dr. Kimberley Forbes-McKean, Senior Vice President and Chief Technical Science Officer for Isolagen, said, “The establishment of a cGMP manufacturing site for product development and commercialization of the Isolagen Process  combined with the efforts of the expert scientists and staff at our Cell Biology Research Center in Houston, will position us to complete the work necessary to gain initial approval for the Isolagen Process for cosmetic use, as well as approvals for other indications in the future.”

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The Company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

For additional information, please visit: www.isolagen.com.